January 16, 1998

Via Airborne Express

Mr. Larry E. Edelson-Kayne
440 East 79th Street, Apt 4F
New York, New York 10021

      Re: MIM Corporation

Dear Larry:

      MIM Corporation, a Delaware corporation (the "Company"), is pleased to offer you employment as the treasurer and controller of the Company, on the terms and subject to the conditions set forth below. The terms and conditions of your employment, if you execute and deliver this letter to us on or before February 1, 1998 will be as follows:

1. POSITION AND DUTIES:         Treasurer and Controller of the Company, with
                                overall responsibility for the accounting and finance areas of the Company and its subsidiaries and affiliates including:

                                (i) Preparation of, and primary responsibility for all audited and unaudited financial statements relating to the Company and its subsidiaries and affiliates.

                                (ii) the hiring of personnel in support of such group, with the prior approval of Chief Operating Officer.

                                In such capacity, you shall report to, and shall have such further duties as shall be assigned to you by, the Company's Chief Executive Officer, John H. Klein, and the Company's Chief Operating Officer, Richard H. Friedman.

2. TERM: Subject to the execution and delivery of this letter, a Non-Qualified Stock Option Agreement substantially in the form attached hereto as Exhibit A (the "Option Agreement"), the Confidentiality Agreement (as defined below) substantially in the form attached hereto as Exhibit B, and the Non-Competition Agreement (as defined below) substantially in the form attached hereto as Exhibit C, each between the Company and you, your employment shall commence and shall continue until terminated by you or the Company. The first year of your employment shall terminate on December 31, 1998. Each year
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Mr. Larry Edelson-Kayne
January 16, 1998
Page 2


                                of your employment thereafter shall coincide with the calendar year.

3. BASE COMPENSATION:           Your base salary shall be at the rate of
                                $125,000.00 per calendar year, payable
                                bi-weekly, or at such other times as other employees of the Company are paid generally.
                                Your performance and compensation shall be reviewed six (6) months after the commencement of your employment. However, any increase in your compensation shall be in the Company's sole and absolute discretion. Your compensation may not be decreased at such six-month review.

4. BONUS COMPENSATION:          During your employment, you shall be eligible to
                                receive bonus compensation under the Company's executive bonus program established for the benefit of senior executives of the Company.
                                During your first year of employment, you will be eligible to receive any such bonus pro rata, based on the number of days you were employed by the Company during your first year of employment.

                                Eligibility for the aforementioned bonuses will be premised upon your continuing employment through the end of the calendar year to which the bonus in any year of your employment relates.

                                All base, bonus or other compensation received shall be subject to applicable federal, state and local withholding and other taxes.

5. TRANSPORTATION
   ALLOWANCE:                   During your employment, the Company will provide
                                you with a monthly allowance of $450 for the use of an automobile.

6. PARTICIPATION IN BENEFIT
   PLANS: During your employment with the Company, you shall be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position with the Company. Nothing in this agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce
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Mr. Larry Edelson-Kayne
January 16, 1998
Page 3


                                or otherwise change any benefit payable
                                thereunder. You shall also be entitled to receive each year an amount equal to the lesser of (i) annual premiums on a life insurance policy having a face value equal to $1,000,000 and (ii) $3,000.00 toward such premium if annual premiums exceed such amount.

7. EXPENSES:                    Subject to such policies as may from time to
                                time be established by the Company's Board of Directors, the Company will pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during the term of your employment in the performance of your duties under this agreement, upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company.

8. OPTIONS TO PURCHASE
   COMMON STOCK:                As further compensation hereunder, and to induce
                                you to accept our employment offer, effective upon the later to occur of the date you commence your employment with the Company and the date to you execute the Option Agreement, the Company shall grant to you 50,000 options to purchase the common Stock, par value $0.0001 per share, of the Company ("Common Stock"), on the terms and conditions set forth in the form of Option
                                Agreement as aforesaid. The grant of your options to purchase Common Stock is subject, however, to approval by the Company's compensation Committee of its Board of Directors. Such options shall vest over a three year period in three equal annual installments, all as more fully set forth in the Option
                                Agreement.

9. SEVERENCE;
   CHANGE OF CONTROL:           If, within the three-month period following a
                                "Change of Control" (as defined below), you are terminated by the Company or a successor entity or you elect to terminate your employment after the Company or such successor entity materially reduces your duties and responsibilities, or assigns you duties materially inconsistent with your position prior to such Change of Control, then you shall be entitled to receive nine months salary and other benefits earned and accrued prior to the effective date of the termination of your employment (and reimbursement for expenses incurred prior thereto).
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Mr. Larry Edelson-Kayne
January 16, 1998
Page 4


                                In addition, all outstanding unvested options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.

                                For purposes of this Agreement, "Change of Control" means the occurrence of one of the following:

                                (i) a "person" or "group" within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the exchange Act) of securities of the Company (including options, warrants, right and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefits plans of the Company and by the Company or its affiliates shall be disregarded; or

                                (ii)  any sale, lease, exchange or other
                                      transfer (in one transaction or a series of related transactions) of all or substantially all of the operating assets of the Company; or

                                (iii) a merger or consolidation, or a
                                      transaction having a similar effect unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company's
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Mr. Larry Edelson-Kayne
January 16, 1998
Page 5


                                      outstanding common stock (the "Common
                                      Stock") at such time, where (A) the
                                      Company is not the surviving corporation,
                                      (B) the majority of the Common Stock of
                                      the Company is no longer held by the
                                      stockholders of the Company immediately
                                      prior to the transaction, or (C) the
                                      Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged).

10. RESTRICTIVE COVENANT:       Contemporaneously with the commencement of your
                                employment, you shall execute and deliver (i) a Confidentiality and Non-Disclosure Agreement with the Company (the "Confidentiality
                                Agreement"), whereby, among other things, you will not disclose to any third party any trade secrets or proprietary information relating to the Company, now or hereafter acquired by you, and (ii) a Non-Competition and Non-Solicitation
                                Agreement with the Company (the "Non-Competition
                                Agreement") whereby, among other things, you will not compete with the "Business" of the Company (as defined in such Non-Competition
                                Agreement) during the term of your employment and for a period of two years following such termination.

11. ASSIGNABILITY; BINDING
    NATURE: This agreement is binding upon, and will inure to the benefit of the parties hereto and their respective successors, heirs, administrators, executors and assigns. None of your rights or obligations under this agreement may be transferred by will or operation of law. The rights and obligation of the Company under this agreement may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

12. ENTIRE AGREEMENT:           This agreement supersedes all prior agreements
                                and, together with the Confidentiality Agreement and the Non-Competition Agreement, contains the entire agreement between the parties concerning the subject matter hereof.

13. AMENDMENTS AND WAIVERS:     This agreement may not be modified, amended,
                                waived, discharged or terminated orally, but only by an instrument in
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Mr. Larry Edelson-Kayne
January 16, 1998
Page 6


                                writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought and shall be governed by the laws of the State of New York.

14. NOTICES:                    Any notice given hereunder must be in writing
                                and will be deemed received when delivered personally or by courier, or five (5) days after being mailed, certified or registered mail, return receipt requested and duly addressed to the party concerned at the address indicated above or at such other address as such party may subsequently provide in writing.

15. GOVERNING LAW:              The agreement will be governed by, and construed
                                and interpreted in accordance with the laws of the State of New York.

      If you are in agreement with the terms and conditions of your employment pursuant to this letter agreement, kindly execute this letter agreement in the space provided below.

                                                Sincerely yours,

                                                MIM Corporation


                                                By: /s/ Barry A. Posner
                                                   -----------------------------
                                                    Name: Barry A. Posner
                                                    Title: General Counsel and
                                                           Secretary

AGREED TO AND ACCEPTED BY:


/s/  Larry E. Edelson-Kayne
----------------------------------------
Name: Mr. Larry E. Edelson-Kayne